Exhibit 99.1

Investor Contact	Media Contact
Raiford Garrabrant	Deb Lovig
Director, Investor Relations	Marketing Communications
raiford_garrabrant@cree.com	deb_lovig@cree.com
(919) 313-5397	(919) 287-7505
(919) 313-5615 (Fax)	(919) 313-5943 (Fax)

Cree to Acquire COTCO Luminant Device Ltd.

DURHAM, NC, March 12, 2007 — Cree, Inc. (Nasdaq: CREE), a leader in LED lighting, today announced a definitive agreement to acquire privately held COTCO Luminant Device Ltd. (“COTCO”), headquartered in Hong Kong, in a combined stock and cash transaction valued at approximately US $200 million.

The acquisition of COTCO, a leading supplier of high brightness LEDs in China, will provide Cree with strategic access to this important and fast-growing solid-state lighting market. It also will provide Cree with a low-cost manufacturing platform and will help Cree to leverage its expertise in LED chips and intellectual property, as well as its investment in sales and marketing, to offer more value-added products in key markets for high performance LED screens, signage and solid-state lighting.

Under the terms of the agreement, which has been approved by the board of directors of both COTCO’s parent company, COTCO Holdings Limited (“COTCO Holdings”), and Cree, COTCO Holdings will receive $70 million in cash and 7,604,785 shares of Cree stock valued at $130 million, based on the average price over the previous twenty trading days. Additional consideration of up to $125 million is tied to the COTCO business achieving specific financial targets over the next two fiscal years. Payment of additional consideration, if any, may be made in cash, shares of Cree stock or a combination of cash and stock, at Cree’s option, subject to certain limitations. This acquisition is targeted to increase annual revenue on a consolidated basis by approximately 15% to 20% over current First Call consensus estimates in fiscal 2008, and is also targeted to increase earnings per share on a consolidated basis by approximately 5% to 10% over current First Call estimates for fiscal 2008. The transaction, which is subject to customary closing conditions, is targeted to close by late March or April 2007.

“This acquisition is the next step in our strategy to enable the solid-state lighting revolution,” said Chuck Swoboda, Cree chairman and CEO. “We are excited about having the COTCO management team join the Cree family and continuing to build on their success. We look forward to working together to expand our business in China and to transform Cree into a truly global company.”

“We are excited about the merging of COTCO into Cree, which will provide COTCO with access to Cree's technology and comprehensive IP resources. This combination will strengthen COTCO’s leadership position in the solid-state lighting supply chain,” said Paul Lo, COTCO Holdings chairman.

In connection with the acquisition agreement, the parties also entered a shareholders' agreement under which COTCO Holdings agrees that it will not sell or transfer any of the Cree shares it receives at closing until one year after the closing date, at which time COTCO Holdings may sell or transfer up to 50% of the shares. The contractual restrictions on the remaining shares will lapse on the second anniversary of the closing. COTCO and a subsidiary of COTCO Holdings will also enter into a long-term supply agreement at closing that will require the subsidiary to purchase a quarterly volume of LED lamp products, consistent with historical purchases, from COTCO on competitive terms.

Conference Call
Cree will host a financial analyst and investor conference call Monday, March 12, at 8:30 a.m. ET to discuss the acquisition. The call can be accessed from the U.S./Canada at (800) 374-1789 or outside the U.S./Canada at (706) 634-2421 with conference call ID 2098874 and is also available via webcast. To access the webcast through the Cree, Inc. corporate website, please log on to http://www.cree.com, click on the Investor Relations tab, then click on the webcast information. (Note:  Please log on 15 minutes prior to the start of the webcast.) A replay of the call will be available from the U.S./Canada at 800-642-1687 or outside the U.S./Canada at 706-645-9291 with conference call ID 2098874, as well as at the web address listed above, and will be available until 5:00 pm ET on March 26, 2007.

About Cree, Inc.
Cree is a market-leading innovator and manufacturer of semiconductors and devices that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications, including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting-fixture makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs, LED backlighting solutions, power-switching devices and radio-frequency/wireless devices. For additional product specifications please refer to www.cree.com.

About COTCO Luminant Device Ltd.
Founded in Hong Kong by Paul Lo, COTCO is one of the leading LED manufacturers in Asia. With over 10 years' experience and expertise in high brightness LED lamps, COTCO has developed strong design and manufacturing capabilities in LED technology.

COTCO’s production base in China is equipped with state-of-the-art equipment and facilities. Fueled by a well-experienced and versatile engineering team, COTCO is able to engineer and design products which cater to the specific needs of an array of applications including full color video screens, information signs, traffic signals, automotive lighting and specialty lighting. For additional information, please visit http://www.cotco.com.

Forward-Looking Statements
This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, such as the ability of the parties to satisfy conditions to closing the transaction; the possibility that the transaction will not close; the possibility that costs associated with integrating the businesses may be greater than anticipated; the ability of the combined businesses to be integrated successfully with Cree’s current operations; the ability of the combined companies to achieve the targeted results; the ability of COTCO to achieve the targets necessary to trigger payment of the additional consideration; and other factors discussed in Cree’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 25, 2006, and subsequent filings.

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Cree is a registered trademark of Cree, Inc. and COTCO is a registered trademark of COTCO Holdings Limited.